Exhibit 4

September 8, 2009

MDI, Inc.

12500 Network Blvd., Suite 306

San Antonio, Texas 78249

Ladies and Gentlemen:

This letter makes reference to that certain Stock Purchase Agreement, by and among MDI, Inc., Almana Networks International, Inc., and the Holders signatory thereto, dated as of September 8, 2009 (the “Purchase Agreement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Purchase Agreement.

Each Holder hereby agrees that as to Escrow Shares which have not yet become Released Shares (the “Unreleased Shares”), such Holder shall not exercise or enforce such Holder’s voting and dividend rights to with respect to such Unreleased Shares as provided for in Section 1.3(b). Each Holder’s agreements contained herein shall not apply to any such shares once such shares have become Released Shares pursuant to the Purchase Agreement.

Very truly yours,

ALMANA NETWORKS INTERNATIONAL, INC.

By:	/s/ Swaraj Bontula
Name:	Swaraj Bontula
Title:	CEO

ALMANA NETWORKS SOLUTIONS

By:	/s/ Swaraj Bontula
Name:	Swaraj Bontula
Title:	CEO

LINTON INVESTMENTS, L.P.

By:	/s/ John Linton
Name:	John Linton
Title:	General Partner

/s/ Swaraj Bontula
Swaraj Bontula

/s/ John Linton
John Linton

/s/ Robert Schorr
Robert Schorr

AGREED to and ACCEPTED as of the date hereof.

MDI, INC.

By:	/s/ J. Collier Sparks
Name:	J. Collier Sparks
Its:	CEO and President